UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 25, 2012

AMAG PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-10865	04-2742593
(Commission File Number)	(IRS Employer Identification No.)

100 Hayden Avenue
Lexington, Massachusetts	02421
(Address of principal executive offices)	(Zip Code)

(617) 498-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note.

On June 29, 2012, AMAG Pharmaceuticals, Inc. (the “Company”) filed a Current Report on Form 8-K to announce plans to divest its Cambridge, Massachusetts manufacturing facility. At the time of such filing, the Company was unable to estimate the total amount or range of amounts expected to be incurred in connection with its plan to divest its Cambridge, Massachusetts manufacturing facility or to estimate the amount or range of amounts of the charges that will result in future cash expenditures with respect to such expected divestiture.

This current report on Form 8-K/A is being filed solely to disclose an estimate of the total amount or range of amounts expected to be incurred in connection with its plan to divest its Cambridge, Massachusetts manufacturing facility and an estimate of the amount or range of amounts of the charges that will result in future cash expenditures with respect to such expected divestiture.  This Amendment does not otherwise revise the June 29, 2012 Current Report on Form 8-K in any way.

Item 2.05. Costs Associated with Exit or Disposal Activities.

The Company expects to incur approximately $4.0 million to $5.0 million in charges, under Generally Accepted Accounting Principles in the United States, or GAAP, in connection with its plan to divest its Cambridge, Massachusetts manufacturing facility and expects to incur approximately $2.2 million to $2.5 million in total cash expenditures related to such expected divestiture.  As of June 30, 2012, approximately $2.5 million of these GAAP charges have been recognized and approximately $1.6 million of these cash expenditures have been made.

In connection with the divestiture of its Cambridge, Massachusetts manufacturing facility, the Company intends to reduce its production within the manufacturing facility and will incur additional charges as a result of idle manufacturing capacity within the facility. Such charges will be classified as cost of goods sold in the period incurred.

Additionally, the Company expects to begin marketing the facility for sale later this year.  Any cash proceeds from the sale of the facility will offset the above noted cash expenditures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMAG PHARMACEUTICALS, INC.

By:	/s/ Frank E. Thomas
Frank E. Thomas
Executive Vice President and
Chief Operating Officer

Date: August 7, 2012